Exhibit 99.1

Ciprico Reports First Quarter Fiscal 2008 Results

MINNEAPOLIS--(BUSINESS WIRE)--Ciprico Inc. (NASDAQ: CPCI) (the “Company”) today reported revenue for the first quarter of the fiscal year 2008 ended December 31, 2007 of $2.0 million, down $0.2 million, or 9% from the prior quarter, and $0.8 million, or 27% from the first quarter of fiscal 2007. Gross margins improved sequentially from 26.1% last quarter to 41.8% this quarter compared to 43% in the first quarter of the prior year. Operating expenses increased 12% from the prior quarter and increased $1.7 million from the quarter a year ago resulting in a net loss of $3 million for this quarter compared to a loss of $838,000 in the prior year first quarter.

While current revenues were disappointing the company made substantial progress in building our software platform and customer potential while strengthening our balance sheet. Ciprico continued to focus on bringing its industry leading RAIDCore technology to market, and we have only begun to have any significant penetration into the market. We have shipped over 40,000 licenses of RAIDCore by Ciprico and we currently have well over 100 companies evaluating the RAIDCore software with over 30 customers who have purchased RAIDCore from Ciprico. We have received strong response from them that ultimately the ability to offer silicon agnostic storage protection software vs. a hardware solution is a strategic imperative.

We remain highly optimistic that the overall transition from hardware to virtualized software data protection in the mainstream server IT and media workstation markets will continue but while testing and OEM consideration has met plan, adoption rates, efforts to provide security for the software from piracy and the shipments of products incorporating the platform have taken longer than expected.

Revenues for the quarter were adversely affected by the overall decline in the economy evidenced in other storage vendor sales as well as the on-going entertainment writers’ strike, the latter which greatly affected our MediaVault™ product revenues. During the quarter we did record significant revenue related to work done on a military contract that flows through Boeing as prime contractor. We had previously announced that we had been awarded this contract and that we expected approximately $1 million in revenue on the initial phase of the contract. Boeing has since indicated that due to military requested cost reductions it is suspending further work on this phase of the contract. We have recorded approximately $650,000 in revenue to date related to this contract. We continue to pursue engagement on the long term aspects of this opportunity and a number of addition military opportunities, particularly in light of the favorable customer feedback regarding our technology and solution.

Operating expenses increased as we continue to aggressively invest in our engineering team and our first full quarter of some sales and marketing teams hired late in the previous quarter. General and administrative expenses increased over the previous quarter due to additional accounting and audit costs related to our year-end, as well as non-capitalizable debt acquisition costs incurred in the first quarter of fiscal 2008. These investments in research and development, sales and marketing, and balance sheet strength resulted in a net loss for the first quarter of $3.0 million, compared to a net loss of $2.8 million in the previous quarter.

We ended the quarter with cash and investment balances of $6.8 million, $2.2 million higher than the prior quarter end balance of $4.6 million. During the quarter we issued $5.2 million of convertible notes and warrants, which produced net cash proceeds of $5.0 million. Net cash used in operations was $2.5 million during the first quarter, which includes our net loss of $3.0 million for the quarter adjusted for $0.3 million of non-cash charges (depreciation and stock compensation) and $0.2 million of changes in operating assets and liabilities. We also had $0.3 million in capital expenditures.

“The first quarter was an exciting quarter for us in terms of customer reception to a software storage protection platform but not for sales, but early feedback has us confident in our strategy said Steve Merrifield, chief executive officer. “Despite our challenges we do believe we made significant progress last quarter,” noting the following highlights:

  Since taking over RAIDCore Ciprico has shipped a total of over 40,000 software licenses and controller boards
  Now have well over 100 system builders & OEMs evaluating over RAIDCore solution
  Over 30 customers have purchased RAIDCore from Ciprico
  Achieved a Vanguard award for our first RAIDCore based appliance, the MV5108 and delivered first production units
  Introduced RAIDCore technology running on Intel platforms and began qualification work with leading motherboard vendors
  Demonstrated industry leading performance at SuperComputing ’07 conference

“Potential customer discussions have convinced us of the value of the core strategy said Merrifield. As we move into our second quarter we are focused on execution and believe we are building momentum with our unique, virtual RAID technology. We will begin shipments this quarter to a number of new customers running on multiple silicon solutions as a result of the dramatic growth in evaluations being conducted over the past two quarters. Also over the next 90-120 days we expect to announce multiple strategic partnerships that will accelerate RAIDCore’s market acceptance. In addition, we will release new MediaVault and DiMeda™ products utilizing our RAIDCore Technology.

With the slower than expected adoption rates we are taking action to evaluate strategic options and will reduce expenses to insure we are able to realize the potential our software platform has in the market.

“We are confident we are making progress with our customers and partners that will allow Ciprico to be successful. As we have said in the past our revenues will be erratic near term and our profitability will continue to be impacted by the investments we are making to enable RAIDCore to be the solution of the future. We will measure our progress in terms of design in wins, announcing key partnerships and revenue growth. If we can gain additional short term traction and reduce the time to revenue, we continue to believe a target of doubling our revenue in fiscal 2008 may be achievable. We remain confident Ciprico will return to profitability in fiscal 2009.”

The Company will host a conference call on February 8, 2008 at 10:00 a.m. Eastern Time and 9:00 a.m. Central Time, to discuss this release. The conference call will be broadcast live via the Internet at www.ciprico.com. The conference call will also be available live via telephone at 800-218-4007. A replay will be available through February 18, 2008 at 800-405-2236, using the passcode 11107922, or on the company’s web site.

Safe Harbor Statement under the Securities Reform Act of 1995

This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. Such forward-looking statements, which reflect our current view of expected growth in software licensing revenues, quarterly sales growth, revenue growth in fiscal 2008, our ability to build sustainable growth and return to profitability in fiscal 2009, product development efforts and impact on new product introductions, and other future events and financial performance, involve known and unknown risks that could cause actual results and facts to differ materially from those expressed in the forward-looking statements for a variety of reasons. These risks and uncertainties include but are not limited to: delays in product development; market acceptance of Ciprico's products and services; technological change in the storage and related industries; competition in the storage software market; the potential failure of Ciprico’s partners to introduce products incorporating Ciprico's products; intellectual property issues; and other risk factors discussed in Ciprico's reports on Forms 10-KSB, 10-QSB and other reports filed with the Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Forward-looking statements speak only as of the date on which they were made, and except as required by law; we assume no obligation to update any forward-looking statements. We do not intend to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

About Ciprico

Ciprico Inc. (NASDAQ: CPCI) is a leading provider of intelligent storage software, solutions and appliances for enterprise class IT servers, professional workstations and digital media workflows. Ciprico is headquartered in Minneapolis, MN. More information about Ciprico is available at www.ciprico.com

CIPRICO INC. CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in thousands, except per share amounts)	Three Months Ended December 31,

	2007	2006

NET SALES	$2,008	$2,766
Cost of sales	1,168	1,581

GROSS PROFIT	840	1,185

OPERATING EXPENSES:
Research and development	1,507	704
Sales and marketing	1,598	780
General and administrative	757	672

Total operating expenses	3,862	2,156

LOSS FROM OPERATIONS	(3,022)	(971)
Interest expense	15	-
Other income, primarily interest	82	149

LOSS BEFORE INCOME TAXES	(2,955)	(822)
Income taxes	16	16

NET LOSS	$(2,971)	$(838)

Shares used to calculate net loss per share:
Basic and diluted	5,113	5,018

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.58)	$(0.17)

CONTACT:
Ciprico Inc.
Steven D. Merrifield, 952-540-2400
CEO
or
Monte S. Johnson, 952-540-2400
SVP & CFO